Exhibit 10.1

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This First Amendment to Second Amended and Restated Loan Agreement (this “Amendment”) is dated December 30, 2013, by and among: (i) RTI Surgical, Inc., a Delaware corporation formerly known as RTI Biologics, Inc. (“Borrower”); (ii) TD Bank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”); and (iii) each of the Lenders from time to time party to the Loan Agreement. Capitalized terms used herein without definition shall have the respective meaning assigned to such terms in that certain Second Amended and Restated Loan Agreement, dated July 16, 2013, by and among Borrower, the Administrative Agent and the Lenders (the “Loan Agreement”).

Borrower, the Administrative Agent and the Lenders are party to the Loan Agreement pursuant to which the Lenders have extended credit to Borrower on the terms set forth in the Loan Agreement.

Borrower, the Administrative Agent and the Lenders desire to amend the Loan Agreement to: (i) clarify the rights of Borrower to make certain Distributions with respect to the Preferred Stock; (ii) modify the interest rate payable with respect to (a) Advances under the Revolving Credit and (b) the Term Loan; (iii) modify the financial covenants; and (iv) modify the definition of Extraordinary Expenses.

Borrower, the Administrative Agent and the Lenders are willing to make such amendments to the Loan Agreement on the terms and conditions set forth in this Amendment.

Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

AMENDMENTS TO LOAN AGREEMENT

1.1 Distributions on Preferred Stock. In accordance with the terms and conditions of the Loan Agreement, Borrower is permitted to make certain Distributions with respect to the Preferred Stock in accordance with the Preferred Stock Certificate of Designation. Borrower acknowledges and agrees that Borrower is not permitted to make any Distribution on the Preferred Stock at any time that a Default or Event of Default under the Loan Agreement has occurred and is continuing. Accordingly:

(a) Amendment of Section 6.6, Distributions, Bonuses and Other Indebtedness. Section 6.6 of the Loan Agreement is deleted in its entirety and the following new Section 6.6 is substituted in its place:

6.6 Distributions, Bonuses and Other Indebtedness.

(a) Except for Distributions by any Subsidiary of Borrower to Borrower or a Domestic Subsidiary of Borrower, Borrower shall not: (i) declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock except as provided in Section 6.6(b); (ii) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (iii) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; or (iv) make any payments on Subordinated Debt, if any, not permitted by the applicable Subordination Agreement.

(b) Notwithstanding withstanding the provisions of Section 6.6(a), Borrower shall have the right to make Distributions: (i) to holders of Borrower’s Capital Stock upon the prior written consent of the Administrative Agent; and (ii) subject to Section 6.6(c), on the Preferred Stock in accordance with the Preferred Stock Certificate of Designation so long as (A) no Event of Default has occurred and is continuing and (B) no Event of Default will result from such Distribution on the Preferred Stock.

(c) Borrower may not make any cash payment of any Distribution on the Preferred Stock at any time until the Quarter immediately following the Quarter End in which the Leverage Ratio (measured as of such Quarter End) is less than 2.75 to 1.00. At such time that the Leverage Ratio (measured as of such Quarter End) is less than 2.75 to 1.00, Borrower may make any cash payment on any Distribution of the Preferred Stock at any time after such Quarter End in compliance with Section 6.6(b).

(b) Amendment of Section 7.2, Rights and Remedies on Default. Section 7.2 of the Loan Agreement is amended by the addition of the following new Section7.2(f):

(f) In addition to all other rights, options and remedies granted or available to Administrative Agent on behalf of Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, Borrower shall not make any Distribution on the Preferred Stock (or any other Capital Stock of Borrower) without the prior written consent of the Administrative Agent.

1.2 Amendment of Section 1.1(ee), Definition of Consolidated EBITDA. Section 1.1(ee) of the Loan Agreement is deleted in its entirety and the following new Section 1.1(ee) is substituted in its place:

(ee) “Consolidated EBITDA” means, for any period, Borrower’s Consolidated Net Income (or deficit) plus (i) Consolidated Interest Expense, plus (ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Tax Expense, plus (v) non-cash stock based compensation plus (vi) Extraordinary Expenses minus (vii) Extraordinary Income, all as determined in accordance with GAAP. For purposes hereof, the contribution of Pioneer Surgical Technologies and its Subsidiaries to “Consolidated EBITDA” (w) for the Quarter ending June 30, 2012 through the Quarter ending December 31, 2012 will be Two Million Eight Hundred Fifty-Two Thousand and 00/100 Dollars ($2,852,000.00), (x) for the Quarter ending March 31, 2013 will be Two Million Nine Hundred Sixty-Five Thousand and 00/100 Dollars ($2,965,000.00), (y) for the Quarter ending June 30, 2013 will be Two Million Eight Hundred Eighty Thousand and 00/100 Dollars ($2,880,000.00), and (z) for the period from July 1, 2013 through July 15, 2013 will be Four Hundred Eighty Thousand and 00/100 Dollars ($480,000.00).

1.3 Amendment of Section 1.1(eee), Definition of Extraordinary Expenses. Section 1.1(eee) of the Loan Agreement is deleted in its entirety and the following new Section 1.1(eee) is substituted in its place:

(eee) “Extraordinary Expenses” means any one-time expenses such as: (i) non-cash intangible asset impairment charges; provided, however, the amount of such charges for purposes of determining Consolidated EBITDA under this Agreement is subject to review and approval of Administrative Agent and Lenders; (ii) uninsured litigation settlement costs related to Biomedical Tissue Services incurred through December 31, 2014, not to exceed Three Million and 00/100 Dollars ($3,000,000.00); (iii) expenses incurred in connection with the acquisition of Pioneer Surgical Technologies related to: fees paid to consultants, advisors, financial investors or to the Securities and Exchange Commission (solely to the extent legally payable); non-cash purchase price adjustments to Consolidated EBITDA for GAAP compliance; and severance and retention package payments; and (iv) restructuring and integration expenses incurred in the Quarter ending December 31, 2013, not to exceed in any event One Million Eight Hundred Thousand and 00/100 Dollars ($1,800,000.00). The acquisition expenses referred to in clause (iii) and the restructuring and integration expenses referred to in clause (iv) are subject to good faith review and approval by Administrative Agent and Lenders for determination of eligibility under the defined categories, provided Administrative Agent and Lenders shall be deemed to have approved such expenses incurred prior to December 23, 2013 which have been disclosed by Borrower to Administrative Agent in writing.

1.4 Amendment of Section 1.1(iiiii), Definition of Total Funded Indebtedness. Section 1.1(iiiii) of the Loan Agreement is deleted in its entirety and the following new Section 1.1(iiiii) is substituted in its place:

(iiiii) “Total Funded Indebtedness” means outstanding Indebtedness for borrowed money and other interest bearing Indebtedness, including current and long term Indebtedness. For the purposes of determining Total Funded Indebtedness for covenant calculation only, the outstanding Indebtedness associated solely with the Revolving Credit Note (but no other Indebtedness) shall be reduced by the amount of Unrestricted Cash maintained by Borrower, on a consolidated basis, in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Covenant Net Debt Adjustment”), provided in no event shall the Covenant Net Debt Adjustment be an amount greater than the outstanding balance under the Revolving Credit Note.

1.5 Amendment of Section 2.4(c), Definition of LIBOR Spread. Section 2.4(c) of the Loan Agreement is deleted in its entirety and the following new Section 2.4(c) is substituted in its place:

(c) The “LIBOR Spread” shall be: (i) for the period commencing on the Closing Date and continuing through, but not including, December 31, 2013, one hundred fifty (150) basis points per annum; and (ii) for the period commencing on December 31, 2013, the LIBOR Spread Applicable Basis Points. For purposes of this Agreement, the “LIBOR Spread Applicable Basis Points” are determined based on Borrower’s financial performance under its Leverage Ratio as follows:

Leverage Ratio	LIBOR Spread Applicable Basis Points per annum
Less than 1x	100 basis points
Equal to or greater than 1x but less than 1.5x	125 basis points
Equal to or greater than 1.5x but less than 2x	150 basis points
Equal to or greater than 2x but less than 2.5x	175 basis points
Equal to or greater than 2.5x but less than 3x	225 basis points
Equal to or greater than 3x	300 basis points

1.6 Amendment of Section 5.12(a), Minimum Fixed Charge Coverage Ratio. Section 5.12(a) of the Loan Agreement is deleted in its entirety and the following new Section 5.12(a) is substituted in its place:

(a) Minimum Fixed Charge Coverage Ratio. Borrower, on a consolidated basis, shall maintain a minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.0, measured quarterly as of each Quarter End, on a trailing four (4) Quarter basis.

1.7 Amendment of Section 5.12(b), Leverage Ratio. Section 5.12(b) of the Loan Agreement is deleted in its entirety and the following new Section 5.12(b) is substituted in its place:

(b) Leverage Ratio. Borrower, on a consolidated basis, shall maintain a Leverage Ratio, measured as of each Quarter End, on a trailing four (4) Quarter basis, of no greater than:

Quarter End	Leverage Ratio
December 31, 2013	3.5 to 1.0
March 31, 2014	3.6 to 1.0
June 30, 2014	3.35 to 1.0
September 30, 2014, and December 31, 2014	2.75 to 1.0
January 31, 2015 and after	2.5 to 1.0

1.8 Amendment of Section 5.12, Financial Covenants. Section 5.12 of the Loan Agreement is amended by the addition of the following new Section 5.12(c):

(c) Minimum Cumulative Consolidated EBITDA. For the period from October 1, 2013, through December 31, 2014 (the “Minimum Cumulative Consolidated EBITDA Requirement Period”), Borrower, on a consolidated basis, shall obtain and maintain a Minimum Cumulative Consolidated EBITDA, measured as of each Quarter End, of not less than:

Quarter End	Minimum Cumulative Consolidated EBITDA
December 31, 2013	$3,750,000.00
March 31, 2014	$9,750,000.00
June 30, 2014	$17,500,000.00
September 30, 2014	$25,000,000.00
December 31, 2014	$32,500,000.00

For purposes of this Section 5.12(c), “Minimum Cumulative Consolidated EBITDA” means the Consolidated EBITDA of Borrower calculated as of the applicable Quarter End for: (i) the applicable Quarter ending on such Quarter End; plus (ii) the cumulative Consolidated EBITDA of Borrower for each previous Quarter in the Minimum Cumulative Consolidated EBITDA Requirement Period prior to such Quarter End.

SECTION 2

CONDITIONS TO EFFECTIVENESS OF AMENDMENT

2.1 Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Amendment Date”) when each of the following conditions is met (all instruments, documents and agreements to be in form and substance satisfactory to Administrative Agent and Lenders):

(a) Receipt by the Administrative Agent of this Amendment duly and properly authorized, executed and delivered by each of the respective parties to this Amendment.

(b) Receipt by the Administrative Agent of certified copies of (i) resolutions of Borrower’s board of directors authorizing the execution, delivery and performance of this Amendment and (ii) Borrower’s certificate of incorporation and by-laws.

(c) Receipt by the Administrative Agent of an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures.

(d) Receipt of a certification by an officer of Borrower that, after giving effect to this Amendment, there has not occurred any Post-Closing Material Adverse Effect.

(e) Payment by Borrower of the Amendment Fee.

(f) Payment by Borrower of all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this Amendment.

SECTION 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a) The making and performance of this Amendment will not violate any Requirement of Law, or the charter, minutes or bylaw provisions of Borrower, or violate or result in a default (immediately or with the passage of time) under any material contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any material agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect, or of its charter, minutes or bylaw provisions.

(b) Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Amendment.

(c) This Amendment, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d) The execution, delivery and performance by Borrower of this Amendment does not require any approval or consent of, or filing with, any governmental agency or authority other than those already obtained, if any.

(e) The representations and warranties contained in Section 4 of the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the Amendment Date as though made on and as of the Amendment Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by this Amendment and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect. For purposes of this Section 3.1, the representations and warranties contained in Section 4.7 of the Loan Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.14(a) of the Loan Agreement.

(f) After giving effect to this Amendment, no Default or Event of Default under the Loan Agreement has occurred and is continuing.

SECTION 4

MISCELLANEOUS

4.1 Amendment Fee. At Closing, Lenders shall have fully earned and Borrower shall unconditionally pay to Lenders, a non-refundable fee with respect to this Amendment (the “Amendment Fee”) of One Hundred Thousand and 00/100 Dollars ($100,000.00).

4.2 Post-Closing Agreement. Borrower, the Administrative Agent and the Lenders agree that, as of the Amendment Date, Borrower has satisfied and completed all of the post-closing items listed on Exhibit A to that certain Post-Closing Agreement, dated July 16, 2013 (the “Post-Closing Agreement”), by and among Borrower, the Administrative Agent and the Lenders, except for Item C on Exhibit A to the Post-Closing Agreement which must be completed no later than February 28, 2014.

4.3 Ratification and Confirmation. Except as expressly amended by this Amendment, the Loan Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Loan Agreement shall hereafter be read and construed together as a single document, and all references in the Loan Agreement, any other Loan Document or any agreement or instrument related to the Loan Agreement shall hereafter refer to the Loan Agreement as amended by this Amendment.

4.4 Governing Law. THIS AMENDMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA. THE PROVISIONS OF THIS AMENDMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

4.5 Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

4.6 Duplicate Originals. Two (2) or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

WITNESS the due execution of this First Amendment to Second Amended and Restated Loan Agreement as a document under seal as of the date first written above.

RTI SURGICAL, INC., as Borrower

By:	/s/ Brian K. Hutchison
Name:	Brian K. Hutchison
Title:	President and Chief Executive Officer

(Signature Page to First Amendment to Second Amended and Restated Loan Agreement)

TD BANK, N.A., as Administrative Agent

By:	/s/ Mike Nursey
Name:	Mike Nursey
Title:	Regional Vice President

TD BANK, N.A., as Lender

By:	/s/ Mike Nursey
Name:	Mike Nursey
Title:	Regional Vice President

REGIONS BANK, as Lender

By:	/s/ William Benson
Name:	William Benson
Title:	Officer

(Signature Page to First Amendment to Second Amended and Restated Loan Agreement)